Exhibit 10.1

Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, NY 10010
www.augme.com

January 4, 2010

VIA EMAIL
dstout@antonelli.com

Don Stout
Antonelli, Terry, Stout & Kraus, LLP
1300 North Seventeenth Street,Suite 1800
Arlington, Virginia 22209

Subject: Membership on the Board of Directors of Augme Technologies, Inc.

Dear Don:

I am pleased to inform you thaton January 4, 2010, the Board of Directors of Augme Technologies, Inc. (the “Board”) voted unanimously to approve your appointment to the Board as an independent directorto be effective January 10, 2010.  As discussed, in addition to your general duties as a member of the Board, you will make reasonable efforts to assist business related introductions, financial related matters (such as corporate finance and structuring), mergers & acquisitions and general corporate advice.

The Board also approved the following compensation package:

o
You will receive a stock option grant of 300,000 unregistered options of common stock of the Company at an exercise price of $2.85 (which exercise price is not less than the closing price for Company stock on the date of Board approval of your appointment to the Board (January4, 2010)), which options will vest 1/36th per month with a term of five(5) years, per the terms and conditions of the Company’s standard stock option agreement (which agreement includes accelerated (100%) vesting upon a Change in Control of the Company).  In addition, you will receive a quarterly stock option grant, commencing with the Company’s fiscal fourth quarter ending February 28, 2011, equal to six-thousand (6,000) options per quarterin which you are a member of the Board on the last day of the quarter, which options (a) shall have an exercise price equal to the 20-day trailing average closing price of the stock (from the last day of the quarter) with respect to the quarter for which the grant relates; and (b) shall have the same vesting period and term as described above.

o	Option Vesting Acceleration

In the event of (A)  a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any stock or similar securities held beneficially by you shall automatically become fullyvested.  For purposes of definition, Control Change shall mean the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company shall have been acquired or beneficially owned by any person (other than Parties) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold; or (B) a transaction relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, then the remaining amount of unvested Warrants held by you shall be immediately vested according to the following terms;

Net Amount Percentage of Remaining
Received Company Warrants to be Vested

$10+ million 50%
$25+ million 100%

o
In the event of a Transaction that closes while you are a member of the Board or during the six-month period following your removal from the Boardyou will receive a flat fee equal to one percent (1%) of the Aggregate Consideration of the net receivable by the Company or the Company's shareholders exclusive of any associated costs or related expenses in connection with such Transaction (the “Transaction Fee”).  For purposes of the previous sentence,  (i) "Transaction" shall mean any transaction or related series or combination of transactions whereby, directly or indirectly, control of the Company or all or substantially all of the Company's business or assets is acquired in a sale or exchange of stock, merger, consolidation or other business combination, sale or exclusive license of assets or similar transaction(s); and (ii) "Aggregate Consideration" shall mean (a) the amount of all consideration (whether in the form of cash, securities, or other property) directly or indirectly received or receivable by the Company or its shareholders in any Transaction, including any amounts committed by any party to a Transaction to be paid to the Company after any closing date (provided that the Transaction Fee shall not be payable unless and until such time as such committed, conditioned or contingent consideration is actually received by the Company) plus (b) options, warrants or other securities conferring the option to invest additional capital by any party to a Transaction (provided that the Transaction Fee shall not be payable unless and until such time as such options, warrants or other securities result in consideration actually being received by the Company), plus (c) without duplication, the total amount of indebtedness assumed by, repaid, refinanced or otherwise transferred (or any commitment to do so) in connection with a Transaction.

o
You will be entitled to reimbursement for reasonable out of pocket expenses related to your service for the Board, subject to the terms and conditions of the Company’s expense reimbursement policies, including the requirement that you provide an appropriate receipt for each expenditure for which reimbursement is sought.

* * *

This is an important time in the life of the Company and we hope you choose to accept this appointment.

Very truly yours,

/s/ Shelly Meyers
Shelly Meyers
Chairwoman of the Board of Directors
Augme Technologies, Inc.

ACCEPTED BY:

/s/ Donald Stout
DONALD STOUT

cc:           Board of Directors, Augme Technologies, Inc.
Michelle Moukios, Legal Director